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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8-K

Current Report Pursuant to
Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    October 14, 1999

About.com, Inc. (Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)

000-25525	13-4034015

(Commission File Number)	(I.R.S. Employer Identification No.)

220 East 42nd Street, 24th Floor, New York, New York 10017 (Address of Principal Executive Offices) (Zip Code)

(212) 849-2000 (Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events

      Please see the attached press release.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

About.com, Inc. (Registrant)

By:	/s/ SCOTT P. KURNIT Name: Scott P. Kurnit Title: President and Chief Executive Officer

Dated: October 14, 1999

    About.com, Inc. (ticker: BOUT, exchange: Nasdaq) News Release - Thursday, October 14, 1999

About.com Reports Third Quarter 1999 Financial Results

    Revenue Increases Seven Fold Over Third Quarter 1998 and 113% Over Second Quarter 1999

    15th Largest Web Property is Fastest Growing in Media Metrix Top 25 in August

    NEW YORK, Oct. 14 /PRNewswire/ — About.com, Inc. (Nasdaq: BOUT), a leading network of niche vertical sites, announced today financial results for the three and nine months ended September 30, 1999. Revenue for the third quarter ended September 30, 1999 increased to $7.9 million, over seven times greater than the third quarter of 1998, and an increase of 113% over revenue of $3.7 million in the second quarter of 1999.

    The pro forma net loss for the quarter ended September 30, 1999, excluding non-cash compensation and goodwill amortization charges, was $12.7 million, or ($1.04) per share. This compares to a pro forma net loss of $4.3 million, or ($0.54) per share, for the comparable period in 1998, and a pro forma net loss of $20.4 million, or ($1.69) per share, for the second quarter of 1999, both excluding the effects of non-cash compensation and goodwill amortization charges.

    The pro forma net loss for the quarter ended September 30, 1999, including the non-cash compensation and goodwill amortization charges, was $13.2 million, or ($1.08) per share. This compares to a pro forma net loss of $4.4 million, or ($0.55) per share, for the comparable period in 1998 and a pro forma net loss of $20.7 million, or ($1.71) per share, for the second quarter of 1999, both including the effects of non-cash compensation and goodwill amortization charges.

    Revenue for the nine months ended September 30, 1999 was $14.0 million, over eight times greater than revenue for the nine months ended September 30, 1998. The pro forma net loss for the nine months ended September 30, 1999, excluding non-cash compensation and goodwill amortization charges, was $41.1 million or ($3.73) per share. This compares to a pro forma net loss of $9.2 million, or ($1.17) per share, for the comparable period in 1998, excluding non-cash compensation and goodwill amortization charges. Including non-cash compensation and goodwill amortization charges, the pro forma net loss for the nine month period ended September 30, 1999 and 1998, respectively, was $45.8 million, or ($4.16) per share and $9.6 million, or ($1.22) per share.

    During the first quarter of 1999, the non-cash compensation charges included a $3.6 million non-recurring charge for guide compensation as a result of the company granting to its network of over 650 expert Guides options to purchase approximately 200,000 shares of common stock in connection with its March 1999 IPO. The charge reflected the fair market value of the options on the date of grant.

    Scott Kurnit, Chairman and CEO of About.com, stated, 'I'm pleased with the solid performance of the company during the past quarter. While prior quarters showed traction in our business model, the growth in key metrics during Q3 demonstrates the power of our underlying fundamentals. We believe that our superb top line growth together with our improved bottom line, increase in unique users, members, targeted site sales and e-commerce initiatives firmly establishes the company as a long-term leader in the Internet economy.'

Key Metrics/Monetizing the Growth:

    In August 1999, for the second month in a row, About.com ranked 1st among all news, information and entertainment sites and 15th among all web properties, according to Media Metrix.

    Unique visitors grew to 8.9 million for the month of August 1999, which represented the fastest growing web property in the Top 25 (Media Metrix, August 1999).

    Average daily page views grew 29% to 5.3 million for the month of September, compared to 4.1 million for the month of June 1999.

    Membership grew 100% to 2.2 million in September, from 1.1 million in June 1999.

    We increased the CPM (cost per thousand ad impressions) of niche site sales to $51 in the third quarter from $45 in the second quarter while increasing the number of individual sites sold to 132 from 93.

    The company continued at the top of industry measures for RPM (revenue per thousand page views) which increased to $15.13 for the third quarter from $13.33 in the second quarter.

Significant Operational Accomplishments include:

New Services/Enhancing the Network of 650 Niche Vertical Sites:

  •
  We have formed a strategic alliance with Accompany, the leading group buying service on the Net, to bring group buying opportunities directly to users within About.com's 650 highly targeted niche verticals. Within a co-branded shopping environment users will be able to purchase brand-name merchandise at a discount, with the discount increasing as the number of shoppers interested in purchasing a particular product increases.

  •
  We have selected Vstore as our strategic partner to build storefronts within substantially all of our 650 niche vertical sites. By leveraging our network and Vstore's extensive product and fulfillment system, our objective is to offer the most consistent and highest targeted shopping and information environments on the Internet. The storefronts will provide access to thousands of brand-name products, a universal shopping cart and a single source of customer service.

  •
  Following our acquisition of VantageNet, operating www.freepolls.com, we now include polls for issues and products across hundreds of our niche vertical sites.

Channel Strategy Hitting Stride:

  •
  In August, we entered into an agreement where CMP Media compensates us to include TechWeb as a third-party provider of computing and technology news and tools in the About.com Computing/Technology channel. The enhanced channel features About.com's expert Guides and co-branded CMP content, which provides our users with access to increased news, features and commentary.

  •
  In September, we entered into a content and advertising agreement with Cars.com, a leading source of information for car enthusiasts and shoppers on the Net. Under the terms of the agreement, Cars.com compensates us for a position in our AboutAutos section and will create a co-branded area with About.com that includes a variety of Cars.com's most popular content. Through the co-branded area, users will have access to used car classifieds, dealer prices and descriptions on new cars, car reviews and financing tools. Additionally, Cars.com has entered into an advertising agreement that will give it prominent placement on our AboutAutos section to direct users to the co-branded area.

Marketing/Distribution:

  •
  In August, we entered into an agreement with Netscape communications where About.com is featured as a premier search provider on the Netscape Net Search page. In addition About.com will be included as an automatic bookmark on the latest version of Netscape's Internet mail and browsing software.

  •
  During the quarter, we entered into an integrated distribution agreement with CNN.com. About.com has a fixed position on all of CNN.com's pages with links directly to appropriate About.com niche verticals. Relevant About.com Guides are featured throughout CNN.com's topic sections including World News, US News, Weather, Health, Entertainment, Science & Technology, Space and others.

  •
  During the quarter, we entered into an agreement to use RealNames Corporation's Internet Keyword system. As part of the agreement, About.com has 'reserved' specific keywords for each of our niche sites offering Internet searchers a direct link to About.com's network. We have also secured thousands of Keywords that will offer relevant About.com niche sites as search matches. We will enhance our own search offering by including RealNames matches to search queries performed on the About.com network.

  •
  In September, we launched our first affiliate marketing program. Under the new program About.com affiliates will receive a referral fee for every user they direct to any of About.com's 650 niche vertical sites. The program is unique since affiliates are able to link directly to any of hundreds of relevant topic-specific sites on About.com. Based on early results we believe that our large network of professional guides, 500,000 links to other sites, the quality of our content and our finely tuned niche verticals provide one of the best viral marketing programs available to any Internet company.

  •
  We are enhancing our brand by growing the awareness of our 650 Guides. During the quarter, we entered into an agreement with the William Morris Talent Agency to generate exposure for specific About.com personalities through traditional media, including print, television, radio and live events, each of which is relevant to a Guide's area of expertise.

About.com Management Team:

    During the quarter the company expanded the senior management team with the addition of Linda Osborne as Vice President of Content. She joined the company from iVillage.com where she was the programming director for their flagship channel, Parent Soup.

About About.com

    About.com is a network of more than 650 highly-targeted, topic-specific web sites designed for both users and marketers. Each of the web sites within our network is managed through the efforts of a knowledgeable human guide. The sites provide high-quality original articles, moderated forums and chat rooms, newsletters, easy access to related sites, tools and functionality within the About.com network and extensive hand-picked links to web sites outside of About.com. Media Metrix (August 1999) ranks About.com as the number one news, information and entertainment site in terms of audience reach in the world.

    This news release contains forward-looking statements that involve risks and uncertainties regarding About.com. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. Factors that could cause actual events or results to differ from anticipated events or results include the company's limited operating history, history of losses and anticipation of continued losses, potential volatility of quarterly operating results, and other risks that are contained in About.com's reports and documents filed from time to time with the Securities and Exchange Commission.

About.com, Inc.
Consolidated Statements of Operations
Unaudited
(in thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	1999	1998	1999	1998

Revenues	$7,884	$1,030	$13,958	$1,578
Cost of revenues	4,090	1,229	9,336	2,515
Non-cash compensation	5	3	3,626	23
Gross profit (loss)	3,789	(202)	996	(960)
Operating expenses:
Sales and marketing	12,506	2,332	36,290	3,709
General and administrative	2,430	793	5,704	1,897
Product development	2,258	865	5,191	2,048
Amortization of goodwill	206	—	240	—
Non-cash compensation	242	94	857	325
Total operating expenses	17,642	4,084	48,282	7,979
Loss from operations	(13,853)	(4,286)	(47,286)	(8,939)
Other income (expense), net	680	(70)	1,499	(641)
Net loss	(13,173)	(4,356)	(45,787)	(9,580)
Cumulative dividends and accretion	—	(392)	(660)	(655)
Net loss attributable to common stockholders	$(13,173)	$(4,748)	$(46,447)	$(10,235)
Pro forma net loss per common share:
Including non-cash compensation & amortization of goodwill	$(1.08)	$(0.55)	$(4.16)	$(1.22)
Excluding non-cash compensation & amortization of goodwill	$(1.04)	$(0.54)	$(3.73)	$(1.17)
Pro forma weighted average shares outstanding (A)	12,205,151	7,906,363	10,996,836	7,860,652
Historical net loss per common share	$(1.08)	$(2.69)	$(5.08)	$(5.95)
Weighted average shares outstanding	12,205,151	1,766,723	9,139,091	1,721,033

(A)
Pro forma weighted average shares outstanding for all periods presented assumes that the 6,139,640 shares of Common Stock issued upon the automatic conversion of the Company's Preferred Stock in connection with the initial public offering had been outstanding during each period.

About.com, Inc.
Consolidated Condensed Balance Sheets
Unaudited
(in thousands)

	September 30,	December 31,
	1999	1998

Assets
Cash and cash equivalents	$47,767	$10,644
Accounts receivable, net	5,649	917
Property and equipment, net	7,683	3,302
Other assets	4,459	795
Total assets	$65,558	$15,658
Liabilities and Stockholders' Equity (Deficit)
Liabilities:
Accounts payable and accrued expenses	$12,472	$6,413
Other liabilities	3,453	1,835
Total liabilities	15,925	8,248
Redeemable convertible preferred stock	—	32,072
Total stockholders' equity (deficit)	49,633	(24,662)
Total liabilities and stockholders' equity (deficit)	$65,558	$15,658

SOURCE About.com

      "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding About.com, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.

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SIGNATURES

About.com Reports Third Quarter 1999 Financial Results
Key Metrics/Monetizing the Growth:
Significant Operational Accomplishments include:
New Services/Enhancing the Network of 650 Niche Vertical Sites:
Channel Strategy Hitting Stride:
Marketing/Distribution:
About.com Management Team:
About About.com